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Exhibit 21.1

List of Subsidiaries of the Company

24/7 Real Media, Inc.
May Acquisition, LLC
Blue-Green Holding, Inc.
Real Media, Inc.
24/7 Real Media Europe Holding S.A.
24/7 Real Media France SARL
24/7 Real Media Germany
Real Media Spain
Real Media Scandinavia
24/7 Real Media Technology S.A.
24/7 Real Media UK
24/7 Real Media Asia
24/7 Search, Inc.
24/7 Media Canada Holding Company
24/7 Canada, Inc.
Decide Holdings Pty Limited
Decide Interactive Pty Limited
Babela Pty Limited
Decide Interactive UK Limited
Adult Search Solutions Pty Limited
Adult Search Solutions Limited

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  Exhibit 21.1